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                                                                  Exhibit 10(pp)

                                C-COR.net Corp.
                          PROFIT INCENTIVE PLAN (PIP)
                               FISCAL YEAR 2000



1.  Conceptual Basis of the Plan

The PIP plan is based on achieving and improving on the Company's pre-incentive, pre-tax earnings relative to the Annual Financial Plan endorsed by the Board of Directors at the beginning of each fiscal year. The plan initiates payments based on the achievement of 85% of the pre-incentive, pre-tax earnings reflected in the Annual Financial Plan. The basic payment formula is as follows:

Pre-PIP, Pre-tax earnings X PIP % (see Item 3 below) = Total PIP Payment Pool

PIP Payment Pool X Sub-pool Apportionment % (see Item 5 below) = Sub-pool Payment Pool

Sub-pool Payment Pool X (base wages / total base wages paid to sub-pool members) = Payment


2.  Participant Eligibility

- Full-time, active employees and part-time, active employees (working a minimum of 20 hours per week/1040 hours per year) of C-COR.net Corp. and the following wholly owned subsidiaries are eligible:
   -  C-COR Services, Inc.
   -  C-COR Canada
   -  Convergence.com (from date of closing of merger)
   -  Silicon Valley Communications, Inc. (from date of closing of merger)
-  Employees of C-COR Europe, B.V. are not eligible.
-  Employees of C-COR de Mexico, S.A. de C.V. are not eligible.
- Employees on Sales or Marketing Commission or Incentive Plans are not eligible.
- Employees who are provided a specifically identified, alternative incentive bonus program are not eligible.
- Temporary Agency Employees, Independent Contractors, Co-op and Intern (part-time) Employees are not eligible.

New Hires within the Fiscal Year and / or Terminated Employees -

An employee is eligible for a quarterly PIP payment only if they have worked the full fiscal quarter.

An employee is eligible to receive a year-end PIP payment if they worked at least one full fiscal quarter during the 12-month period and were on the payroll at the end of the fiscal year.

Note: The formula for calculating a PIP payment takes into account the pro-rationing of the payment amount to reflect the amount of time the individual was actively employed during the payment period.

Employees on Leave (Disability; Workers' Compensation; FMLA; Military Leave) -

An employee must be active and full-time in order to be eligible for a payment. The individual would be eligible for a payment on a pro-rata basis for the portion of FY 2000 in which they were an active, full-time employee.

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3.  Calculation of Total PIP Payment Pool

Pre-incentive, pre-tax profits must be at least 85% of those reflected in the Company's Annual Financial Plan in order to generate a PIP payment pool. Achievement of the following percentages of pre-incentive, pre-tax profits relative to the Annual Financial Plan generates the following PIP payment pool percentages:

Less than 85% of Plan           0% PIP payment pool

85% to less than 100%           10.0% PIP payment pool
  of Plan

100% to 105%                    15.0% PIP payment pool

105% or greater                 15% PIP payment pool plus an additional 5% of
                                the actual profit in excess of 105% of the
                                Plan profit

The PIP payment pool is calculated by taking the appropriate percentage from above and multiplying it times the actual pre-incentive, pre-tax income of the Company.

For purpose of this plan, one-time charges associated with the acquisitions of Convergence.com and Silicon Valley Communications, Inc. that can be reported as separate line item on the Income Statement in accordance with Generally Accepted Accounting Principals (GAAP) will be excluded in calculating pre-incentive, pre-tax profits.


4.  Frequency and Timing of Payments

After the completion of each fiscal quarter, a PIP payment will be calculated based on the actual pre-incentive, pre-tax profitability of the fiscal quarter (assumes that the figure exceeds 85% of the pre-incentive, pre-tax profitability reflected in the quarterly Financial Plan). Each quarter is independent from the standpoint of the quarterly PIP payment calculation. The PIP payment pool percentage will be derived from the above table and will be based on the actual pre-incentive, pre-tax earnings for the quarter as a percentage of the Financial Plan pre-incentive, pre-tax earnings projected for the quarter. C-COR.net Corp.'s rolling financial forecast will be consulted with respect to the projected pre-incentive, pre-tax earnings for the entire fiscal year. If the rolling forecast reflects a lower PIP payment pool percentage for the year relative to the actual results for the quarter, the lower percentage corresponding to the rolling forecast results will be used to calculate the PIP payment pool. If the rolling forecast reflects a higher PIP payment pool percentage for the year relative to the actual results for the quarter, the lower percentage dictated by the actual quarterly results will be used to calculate the PIP payment pool.

If sufficient pre-incentive, pre-tax earnings have been generated to warrant a quarterly PIP payment, each eligible employee will be paid one-half of the PIP payment calculated for them for the fiscal quarter. The payment will be made as soon as practically possible, immediately after the Company's Board of Directors reviews the quarterly financial results and agrees to the payment. The Board generally reviews the financial results at mid-month following the end of each fiscal quarter, except at fiscal year-end. Note that the Board of Directors has complete discretion in administering and interpreting the PIP Plan.

The remaining one-half payment from each of the first three fiscal quarters will be accrued (held back) through the end of the fiscal year. After the financial audit has been completed for the fiscal year and the Board of Directors has reviewed the annual financial results (mid-August), a payment (assuming the financial results support one) will be disbursed to all eligible employees as soon as practically possible. The payment will consist of the following:

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a.  The remaining 1/2 payment "held back" from the first quarter of the fiscal year
b. The remaining 1/2 payment "held back" from the second quarter of the fiscal year
c. The remaining 1/2 payment "held back" from the third quarter of the fiscal year
d. The fourth quarter payment as well as the amounts "held back" over the first three quarters.

Note that improvement or deterioration of financial results in subsequent quarters can either positively or negatively impact the year-end payment with respect to the amount(s) "held back" from earlier quarters.


5.  Apportionment of total PIP Payment Pool Between Sub-pools

The total PIP payment pool is allocated between two sub-pools for distribution as follows:

                                           PIP Pool Apportionment %
                                           ------------------------
        Officers                   2.0% per Officer
        Non-officers               Total Pool less Officer apportionment above


6.  Apportionment of Sub-pool Amounts to Individuals

In general, the apportionment of the PIP sub-pool to the individuals within the sub-pool is based on the following: (base wages of employee paid during period / (total base wages paid to all employees in the sub-pool during period)). This percentage is multiplied by the sub-pool apportionment total. Note that non-exempt base wages exclude overtime. They do, however, include shift differential.

The apportionment of the Officer sub-pool is based on equal shares. An exception is made for the President and CEO, who receives the equivalent of a triple-share. As an example, assume that the Company has 10 officers, including the President and CEO. In essence, the PIP sub-pool would be divided into 12 equal shares with each officer receiving one share, except for the President and CEO, who would receive three shares. If an Officer is hired during the fiscal year, their total share payment amount is pro-rated based on the time actually employed as a percentage of the total time during the fiscal period. The equal share portion, not paid to the partial-year Officer, would be distributed to the Officers who were employed a full-year consistent with the share apportionment described above. The President and CEO will review each Officer's performance before awarding the shares.

Officer PIP payments are capped at 60% of their base salary. All other employees' PIP payments are capped at 40% of their base salary or, if non-exempt, 40% of their hourly base pay rate X 2080 hours.

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7.  Administration

(a) The Compensation Committee of the Board of Directors oversees the Plan, which shall be administered by the President and CEO and such other employees of the Company as may be appointed by the President and CEO.

(b) Subject to the provisions of the Plan, the President and CEO shall have the sole authority and discretion:

     i)   to construe and interpret the Plan;

     ii) to determine and recommend to the Board of Directors for approval, the amount of payments to be made under the Plan and the status and rights of any participant or beneficiary to payments under the Plan;

     iii) to decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

     All decisions made by the President and CEO pursuant to the provisions of the Plan shall be made in his or her sole discretion and shall be final, conclusive, and binding upon all parties.


8.  Right to Withhold Taxes

The Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.


9.  Non-Transferability of Rights

A participant's rights and interests under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in an event of the participant's death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such rights or interests of any participant under the Plan shall be subject to any obligation or liability of such participant other than any obligations or liabilities owed by the Participant to the Company.


10.  No Right to Continued Employment

Neither the Plan, nor any compensation payable under the Plan, shall confer upon any participant any right to continuance of employment by the Company or any affiliate of the Company nor shall they interfere in any way with the right of the Company or any affiliate of the Company to terminate any participant's employment at any time.

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11.  No Claim Against Assets

Nothing in this Plan shall be construed as giving any participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or any affiliate or as imposing any trustee relationship upon the Company or any affiliate in respect of the participant.

The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any affiliate.


12.  Company's Books and Records Conclusive

The Company's books and records, and internal accounting procedures, will be conclusive for all purposes under the Plan.


13.  Amendment or Termination

The Company may at any time, terminate or modify or amend the Plan in any respect, at any time prior to payment for a fiscal quarter.


14.  No Other Agreements or Understandings

Except as expressly provided herein, this Plan represents the sole agreement between the Company and participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.


15.  Governing Law

The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania applied without regard to conflict of law principles.

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